As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-140976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMIS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0309588
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2300 Buckskin Road

Pocatello, ID 83201

(208) 233-4690

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Henry

Senior Vice President and Chief Financial Officer

AMIS Holdings, Inc.

2300 Buckskin Road

Pocatello, ID 83201

(208) 233-4690

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Simpson, Esq. John R. Thomas, Esq. Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, OR 97209 (503) 727-2000	Darlene E. Gerry, Esq. Senior Vice President & General Counsel AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, ID 83201 (208) 233-4690	William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registrant’s Registration Statement on Form S-3 (Commission File No. 333-140976) is being filed solely for the purpose of filing Exhibits 1.1, 5.1 and 23.2. No changes are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD fee.

SEC registration fee	$7,287
NASD fee	24,234
Legal fees and expenses	400,000
Accounting fees and expenses	200,000
Printing and engraving expenses	75,000
Miscellaneous fees and expenses	150,479

Total	$857,000

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to AMIS Holdings, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that a director of AMIS Holdings, Inc. shall not be liable to AMIS Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AMIS Holdings, Inc. or is or was serving at the request of AMIS Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMIS Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by AMIS Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that AMIS Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMIS Holdings, Inc., or is or was serving at the request of AMIS Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMIS Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

AMIS Holdings, Inc. also entered into indemnification agreements with AMIS Holdings, Inc.’s directors and officers. The indemnification agreements provide indemnification to AMIS Holdings, Inc.’s directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. AMIS Holdings, Inc. has also obtained directors’ and officers’ liability insurance, which insures against liabilities that AMIS Holdings, Inc.’s directors or officers may incur in such capacities.

Section 5.05 of the amended and restated shareholders’ agreement provides that AMIS Holdings, Inc. will indemnify and hold harmless each of the persons (together, the “Shareholders”) holding securities covered by a registration statement, their officers, directors, employees, partners and agents and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934 from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registrable securities (as amended or supplemented if AMIS Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMIS Holdings, Inc. by such Shareholders or on such Shareholders’ behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, this indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the registrable securities concerned to such person if it is determined that AMIS Holdings, Inc. has provided such prospectus to such Shareholders and it was the responsibility of such Shareholders to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. AMIS Holdings, Inc. also agreed to indemnify any underwriters of the registrable securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in the Shareholders’ Agreement.

Item 16.	Exhibit

Exhibit Number	Description
1.1	Form of Underwriting Agreement

4.1

Form of Certificate of Common Stock, par value $0.01 per share, of AMIS Holdings, Inc. (incorporated by reference to the exhibits to our registration statement on Form S-1 (No. 333-108028) filed on August 15, 2003)

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1)

24.1+	Power of Attorney

+	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Pocatello, State of Idaho, on March 15, 2007.

AMIS HOLDINGS, Inc.

By:	/s/ CHRISTINE KING
Name:	Christine King
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ CHRISTINE KING Christine King	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2007

* David A. Henry	Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2007

* Dipanjan Deb	Director	March 15, 2007

* Colin Slade	Director	March 15, 2007

* William N. Starling, Jr.	Director	March 15, 2007

* Paul C. Schorr IV	Director	March 15, 2007

* S. Atiq Raza	Director	March 15, 2007

* David Stanton	Director	March 15, 2007

* James A. Urry	Director	March 15, 2007

*By:	/s/ Christine King
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement

4.1

Form of Certificate of Common Stock, par value $0.01 per share, of AMIS Holdings, Inc. (incorporated by reference to the exhibits to our registration statement on Form S-1 (No. 333-108028) filed on August 15, 2003)

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1)

24.1+	Power of Attorney

+	Previously filed.